Filed pursuant to Rule 433
Dated August 10, 2026
Issuer Free Writing Prospectus supplementing the
Preliminary Prospectus Supplement
dated August 10, 2026 and the
Prospectus dated June 9, 2026
Registration No. 333-296632

Tyson Foods, Inc.
Final Term Sheet

$500,000,000 5.100% Senior Notes due 2031

Issuer:	Tyson Foods, Inc.

Ratings (Moody’s/S&P/Fitch):	Baa2/BBB/BBB*

Format:	SEC Registered

Ranking:	Senior Unsecured

Principal Amount:	$500,000,000

Trade Date:	August 10, 2026

Settlement Date:	August 24, 2026 (T + 10)**

Final Maturity:	August 24, 2031

Interest Payment Dates:	Semi-annually, on February 24 and August 24

First Interest Payment Date:	February 24, 2027

Pricing Benchmark:	4.375% UST due July 31, 2031

UST Spot (Price/Yield):	99-27+/4.407%

Spread to Benchmark:	T+70 bps

Yield to Maturity:	5.107%

Coupon:	5.100%

Public Offering Price:	99.969%

Day Count:	30/360

Make Whole Call:	T + 15 bps

Par call:	On or after one month prior to the Final Maturity date

Minimum Denominations/Multiples:	Denominations of $2,000 and in integral multiples of $1,000 in excess thereof

Joint Bookrunning Managers:	BofA Securities, Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Rabo Securities USA, Inc.
RBC Capital Markets, LLC Goldman Sachs & Co. LLC U.S. Bancorp Investments, Inc.

Senior Co-managers:	Scotia Capital (USA) Inc. SMBC Nikko Securities America, Inc.

Co-managers:	BMO Capital Markets Corp. Regions Securities LLC Academy Securities, Inc. Loop Capital Markets LLC Siebert Williams Shank & Co., LLC

CUSIP:	902494 BP7

ISIN:	US902494BP75

Exchange Listing:	None

$500,000,000 5.600% Senior Notes due 2037

Issuer:	Tyson Foods, Inc.

Ratings (Moody’s/S&P/Fitch):	Baa2/BBB/BBB*

Format:	SEC Registered

Ranking:	Senior Unsecured

Principal Amount:	$500,000,000

Trade Date:	August 10, 2026

Settlement Date:	August 24, 2026 (T + 10)**

Final Maturity:	January 24, 2037

Interest Payment Dates:	Semi-annually, on January 24 and July 24

First Interest Payment Date:	January 24, 2027

Pricing Benchmark:	4.375% due May 15, 2036

UST Spot (Price/Yield):	97-15/4.701%

Spread to Benchmark:	T+95 bps

Yield to Maturity:	5.651%

Coupon:	5.600%

Public Offering Price:	99.608%

Day Count:	30/360

Make Whole Call:	T + 15 bps

Par call:	On or after three months prior to the Final Maturity date

Minimum Denominations/Multiples:	Denominations of $2,000 and in integral multiples of $1,000 in excess thereof

Joint Bookrunning Managers:	BofA Securities, Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Rabo Securities USA, Inc.
RBC Capital Markets, LLC Goldman Sachs & Co. LLC U.S. Bancorp Investments, Inc.

Senior Co-managers:	Scotia Capital (USA) Inc. SMBC Nikko Securities America, Inc.

Co-managers:	BMO Capital Markets Corp. Regions Securities LLC Academy Securities, Inc. Loop Capital Markets LLC Siebert Williams Shank & Co., LLC

CUSIP:	902494 BQ5

ISIN:	US902494BQ58

Exchange Listing:	None

This communication is intended for the sole use of the person to whom it is provided by us.

(*)          An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

(**)          Under Rule 15c6-1 of the Exchange Act, trades in the secondary market are generally required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the first business day before delivery will be required, by virtue of the fact that the notes initially will settle T + 10, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their own advisor.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, J.P. Morgan Securities LLC collect at 1-212-834-4533, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 or Rabo Securities USA, Inc. toll-free at 1-866-746-3850.

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